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                                 EXHIBIT 5.1

                OPINION OF WILSON, SONSINI, GOODRICH & ROSATI

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                                                                     EXHIBIT 5.1

                                                   August 9, 1996

Fusion Medical Technologies, Inc.
1615 Plymouth Street
Mountain View, CA 94043

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 12, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1993 Stock Option Plan (as to 790,617 shares), of the 1996 Employee Stock Purchase Plan (as to 280,000 shares) and the 1996 Director Option Plan (as to 120,000 shares) (collectively, the "Plans"). As legal counsel for Fusion Medical Technologies, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

    It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation


                                           /s/  Wilson Sonsini Goodrich & Rosati


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